UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 30, 2007

LML PAYMENT SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Yukon Territory

(State or other jurisdiction of incorporation)

0-13959

(Commission File Number)

98-0209289

(IRS Employer Identification No.)

1680-1140 West Pender Street, Vancouver, BC  V6E 4G1

(Address of principal executive offices and Zip Code)

(604) 689-4440

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

On June 30, 2007, LML Payment Systems Inc. (“LML” or the “Corporation”) closed the previously announced acquisition of all of the outstanding capital stock of Beanstream Internet Commerce Inc. (“Beanstream”), a leading provider of authentication and Internet payment processing solutions based in Victoria, British Columbia, Canada.  The acquisition of the outstanding stock of Beanstream was made pursuant to an Arrangement Agreement dated as of April 30, 2007 between LML and Beanstream (the “Arrangement Agreement”).  The following description of the Arrangement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Arrangement Agreement, a copy of which was previously filed as Exhibit 2.1 to a Form 8-K filed by LML on May 4, 2007 and is incorporated herein by reference.

The purchase price paid by LML at closing to the holders of Beanstream’s common stock (the “Shareholders”) for the outstanding capital stock of Beanstream was $CDN19.5 million, which consisted of (i) $CDN7.6 million in cash paid by LML, (ii) $CDN5.0 million in a two-year promissory note issued by LML, and (iii) $CDN6.9 million in LML common stock paid by LML through the issuance of 1,963,555 shares of its common stock.

Under the terms of the Arrangement Agreement, the purchase price paid by LML at closing was denominated in Canadian dollars.  Because the U.S. dollar is the functional currency of LML’s operations (since substantially all of LML’s operations are conducted in the U.S.), LML effectively paid the Beanstream purchase price in U.S. dollars that were then converted into Canadian dollars based on the applicable U.S./Canadian currency exchange rates.  Based on these applicable currency exchange rates, LML effectively paid a purchase price of $US17.9 million for the outstanding capital stock of Beanstream, which consisted of (i) $US7.1 million in cash, (ii) $US4.7 million in a two-year promissory note, and (iii) $US6.1 million in LML common stock.

The per share price of the LML common stock issued at closing (for purposes of determining how many shares of LML common stock were to be issued) was $US3.123 ($CDN3.503 per share, which (as required by the Arrangement Agreement) was equal to the volume weighted average of the closing price for the purchase of one share of LML common stock as reported on the NASDAQ Stock Exchange during the ten trading days immediately before the execution date of the Arrangement Agreement (which was April 30, 2007).

In addition to the purchase price paid at closing, the Arrangement Agreement also provides that the Shareholders can receive as an earn out up to an additional $CDN2.0 million if certain revenue milestones are reached by the first anniversary of the closing.  The earn out, if achieved, would be payable through the issuance of shares of LML common stock, with such earn out shares to have a per share price, for purposes of determining how many shares would be issuable, equal to the volume weighted average of the closing price for the purchase of one share of LML common stock as reported on the NASDAQ Stock Exchange during the ten trading days immediately before the earn out record date.

Since LML’s common stock trades in U.S. dollars (on the NASDAQ Stock Exchange), the actual number of shares of LML stock that would be required to be issued pursuant to any earn out would depend both on the weighted average closing price of LML’s common stock and on the U.S./Canadian currency exchange rate in effect as of the earn out date.  In addition, if the earn out per share price is less than the closing date per share price of LML’s common stock, then LML has the option to pay all or any portion of the earn out in cash in lieu of issuing shares of its common stock.

Item 3.02  Unregistered Sales of Equity Securities.

In connection with the closing of the Beanstream transaction, LML is required to issue 144,933 shares of its common stock as a finder’s fee to a British Columbia company retained by LML to assist with identifying potential acquisitions.  The shares will be issued as soon as practicable after the closing of the Beanstream transaction.  Such shares of LML common stock are being offered and sold in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), available under Section 4(2) of the Securities Act.

Item 7.01  Regulation FD Disclosure.

On July 2, 2007, LML issued a press release regarding the closing of the Beanstream acquisition.  A copy of the press release is furnished as Exhibit 99.1 hereto.

Pursuant to the rules and regulations of the SEC, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, LML will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed.

(b) Pro Forma Financial Information.

As permitted by Item 9.01(b)(2) of Form 8-K, LML will, if required, file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy one (71) calendar days after the date this current report must be filed.

(d) Exhibits.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act.

99.1	News release relating to the closing of the Beanstream transaction issued by LML on July 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LML PAYMENT SYSTEMS INC.

/s/ Carolyn L. Gaines
Carolyn L.Gaines
Corporate Secretary

July 5, 2007

Exhibit Index

The following is a list of the Exhibits filed or furnished herewith.

99.1	News release relating to the closing of the Beanstream transaction issued by LML on July 2, 2007.